EXHIBIT 99.1

Young Broadcasting Announces $50 Million Incremental Term Loan under Existing Credit Facility

New York, NY, April 26, 2006 — YOUNG BROADCASTING INC. (“YBI” or the “Company”) (NASDAQ: YBTVA) announced today that it intends to access a $50 million incremental term loan under its existing senior credit facility. The incremental term loan will be arranged and syndicated by Wachovia Securities, Lehman Brothers and Merrill Lynch & Co., and BNP Paribas will act as documentation agent. YBI also announced that it intends to seek the consent of the required lenders to certain amendments to the senior credit facility, including the reduction of the minimum cash requirement from $35 million to $10 million.

YBI intends that funds available under the incremental term loan will be used to improve YBI’s liquidity position. While YBI expects to execute definitive documentation relating to the incremental term loan in the near future, closing of the incremental term loan will be subject to customary conditions and there can be no assurance that the closing of the incremental term loan will occur.

YBI owns ten television stations and the national television representation firm, Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA and KELO-TV - Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Annual Report”), as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, pricing fluctuations in local and national advertising, volatility in programming costs and the other risks and uncertainties discussed in the Annual Report.

Contact:  Vincent Young, CEO, James Morgan, CFO, 212-754-7070